Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY FY2014 NET SALES INCREASE $415.6 MILLION, OR 25 PERCENT, TO A RECORD $2.1 BILLION; OPERATING INCOME AND NET INCOME INCREASE 51 PERCENT AND 45 PERCENT, RESPECTIVELY

-- Company Reaffirms 2015 Net Sales Outlook and Anticipates Low Double-Digit Operating Income Growth --

4th Quarter 2014 Highlights:

•	Net sales increased 27 percent to a record $677.0 million.
•	Operating income increased 57 percent to $82.1 million, or 12.1 percent of net sales.
•	Net income increased 51 percent to $55.6 million, or $0.79 per diluted share.
•

The board of directors approved an additional $200 million share repurchase authorization and approved a regular quarterly dividend of $0.15 per share, payable March 19, 2015 to shareholders of record on March 5, 2015.

Fiscal Year 2014 Highlights:

•	Net sales increased $415.6 million, or 25 percent, to a record $2.1 billion.
•	Operating income increased 51 percent to $198.8 million, or 9.5 percent of sales.
•	Net income increased 45 percent to $137.2 million, or $1.94 per diluted share.

Fiscal Year 2015 Outlook:

•

Reaffirms preliminary net sales outlook provided in October 2014, anticipating low double-digit constant-dollar growth and high single-digit growth in U.S. dollars compared with higher-than-anticipated 2014 net sales.

•	Operating margin expected to increase to approximately 9.7 percent of net sales.
•	Earnings per share expected to grow approximately 11 percent to between $2.10 and $2.20.

(Note: All per-share amounts have been adjusted to reflect the 2-for-1 stock split completed on September 26, 2014.)

PORTLAND, Ore. — February 12, 2015 — Columbia Sportswear Company (NASDAQ: COLM) today announced record net sales of $677.0 million for the fourth quarter of 2014, an increase of $143.9 million, or 27 percent, compared with net sales of $533.1 million for the fourth quarter of 2013. Fourth quarter 2014 net income totaled $55.6 million, or $0.79 per diluted share, a 51 percent increase compared with fourth quarter 2013 net income of $36.7 million, or $0.53 per diluted share.

Full year 2014 net sales increased $415.6 million, or 25 percent, to $2.1 billion and operating income increased 51 percent to $198.8 million, representing operating margin of 9.5 percent compared with operating margin of 7.8 percent in 2013. Full year 2014 net income increased 45 percent to $137.2 million, or $1.94 per diluted share, compared with full year 2013 net income of $94.3 million, or $1.36 per diluted share.

Tim Boyle, Columbia’s president and chief executive officer, commented, “2014 was an outstanding year for Columbia Sportswear Company, reflecting strong momentum in North America in the Columbia, Sorel and prAna brands. In addition, despite mild winter weather, we produced 10 percent growth in the Columbia brand in our Europe-direct markets, led by strong sales of trail footwear and outerwear.

“Net sales growth of 25 percent, operating income growth of 51 percent, a healthy 170 basis point improvement in operating margin, and a 45 percent increase in net income are validation of the strategies we are executing to drive growth and improved profitability through our portfolio of brands for active lives. What I am most proud of is that the Columbia and Sorel brands drove double-digit top-line growth and accounted for virtually all of our operating income growth in 2014.

“Looking forward to 2015, we are reaffirming our preliminary net sales outlook from last October. We expect the Columbia, Sorel and prAna brands to be the primary drivers of sales growth, concentrated in North America and Europe-direct markets, offsetting the anticipated effects of a stronger U.S. dollar on our other international businesses. We expect 2015 operating profit to grow at a rate faster than sales growth and earnings per share to increase to between $2.10 and $2.20.”

Boyle concluded, “Although recent macro-economic trends, geo-political issues, West Coast port disruptions, and a stronger U.S. dollar pose near-term challenges, we enter 2015 with excellent momentum behind our brands, fueling our expectations that 2015 will be another year of record net sales, and also a record year for net income. With cash and investments totaling $441 million, our balance sheet provides the financial flexibility necessary to continue investing in strategic growth initiatives intended to further strengthen our brands and improve our long-term profitability.”

Fourth Quarter Results

(All comparisons are between fourth quarter 2014 and fourth quarter 2013, unless otherwise noted.)

Consolidated net sales increased $143.9 million, or 27 percent, to $677.0 million compared with net sales of $533.1 million for the same period in 2013. Organic growth equated to approximately $79.8 million, or 15 percent, while incremental net sales of approximately $44.1 million from the company’s China joint venture (JV) and approximately $20.0 million from the newly-acquired prAna brand contributed the remainder of the fourth quarter net sales growth. Changes in currency exchange rates had a 2 percentage point negative effect on the net sales comparison.

U.S. net sales increased $96.7 million, or 31 percent, including $20.0 million of incremental prAna net sales. Latin America/Asia Pacific (LAAP) region net sales increased 31 percent to $155.2 million, including $44.1 million of incremental sales from the company’s new China JV and a 5 percentage point negative effect from changes in currency exchange rates. Europe/Middle East/Africa (EMEA) region net sales were essentially unchanged from the same period in 2013, including a 2 percentage point negative effect from changes in foreign currency exchange rates. Net sales in Canada increased $10.4 million, or 27 percent, including a 9 percentage point negative effect from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Columbia brand net sales increased $100.1 million, or 23 percent, to $527.9 million. Sorel brand net sales grew $26.1 million, or 40 percent, to $92.1 million. The newly-acquired prAna brand contributed $20.0 million of incremental net sales. These increases were partially offset by a $2.7 million, or 7 percent, decline in Mountain Hardwear net sales to $34.6 million. (See “Brand Net Sales” table below.)

Apparel, Accessories & Equipment net sales increased $94.1 million, or 23 percent, to $510.1 million. Footwear net sales increased $49.8 million, or 43 percent, to $166.9 million. (See “Categorical Net Sales” table below.)

Fourth quarter income from operations increased 57 percent to $82.1 million, representing 12.1 percent of net sales, including approximately $2.1 million of amortization of certain acquired assets and other integration costs related to the prAna acquisition. Excluding prAna’s operating results and the $2.1 million of expenses related to the prAna acquisition, adjusted operating income totaled $85.2 million, or 13.0 percent of net sales, compared with $52.2 million, or 9.8 percent of net sales, for the same period in 2013.

Fourth quarter net income increased 51 percent to $55.6 million, or $0.79 per diluted share. Net income for same period in 2013 totaled $36.7 million, or $0.53 per diluted share.

Fiscal Year 2014 Results

(All comparisons are between fiscal 2014 and fiscal 2013, unless otherwise noted.)

Consolidated 2014 net sales increased $415.6 million, or 25 percent, to $2.1 billion, compared with 2013 net sales of $1.68 billion. Organic growth equated to approximately $200.5 million, or 12 percent, while incremental net sales of approximately $161.4 million from the company’s China JV and approximately $53.7 million from the newly-acquired prAna brand contributed the remainder of the year’s net sales growth. Changes in currency exchange rates had a 1 percentage point negative effect on the net sales comparison.

U.S. net sales increased $227.1 million, or 23 percent, to $1.2 billion, including $53.7 million of incremental prAna net sales. LAAP region net sales increased $137.2 million, or 39 percent, to $491.6 million, including $161.4 million of incremental sales from the company’s new China joint venture and a 2 percentage point negative effect from changes in currency exchange rates. EMEA region net sales increased $18.5 million, or 8 percent, including a 1 percentage point benefit from changes in foreign currency exchange rates. Net sales in Canada increased $32.8 million, or 28 percent, including an 8 percentage point negative effect from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Columbia brand net sales increased $337.4 million, or 24 percent, to $1.75 billion. The newly-acquired prAna brand contributed $53.7 million of incremental net sales. Sorel brand net sales grew $37.5 million, or 29 percent, to $166.2 million. These increases were partially offset by a $12.7 million, or 10 percent, decline in Mountain Hardwear net sales to $119.8 million. (See “Brand Net Sales” table below.)

Apparel, Accessories & Equipment net sales increased $301.6 million, or 22 percent, to $1.68 billion. Footwear net sales increased $114.0 million, or 37 percent, to $424.4 million. (See “Categorical Net Sales” table below.)

Full year 2014 income from operations increased 51 percent to $198.8 million, or 9.5 percent of net sales, including approximately $3.4 million of transaction costs and $7.6 million of amortization of certain acquired assets, costs associated with the step-up in acquired inventory, and other integration costs related to the prAna acquisition.

Full year 2014 net income totaled $137.2 million, or $1.94 per diluted share, an increase of 45 percent compared with 2013 net income of $94.3 million, or $1.36 per diluted share.

Balance Sheet and Cash Flow

During the year ended December 31, 2014, the company generated $185.8 million in operating cash flow, paid $188.5 million in cash to acquire the prAna brand, invested $60.3 million in capital expenditures, and returned $54.8 million to shareholders through dividends and share repurchases, ending the year with $440.8 million in cash and short-term investments, compared with $529.2 million at December 31, 2013. Approximately 43 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories of $384.7 million at December 31, 2014 were 17 percent higher than the $329.2 million balance at December 31, 2013. Excluding $25.1 million of incremental prAna inventory, consolidated inventory was approximately 9 percent higher compared to December 31, 2013.

Dividend and Increased Share Repurchase Authorization

During 2014, the company repurchased 420,502 shares of common stock at an aggregate purchase price of approximately $15.0 million. On January 30, 2015, the board of directors approved an additional $200 million share repurchase authorization, bringing the remaining authorization to $243.6 million. The share repurchase authorization does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time. The board also authorized a regular quarterly dividend of $0.15 per share, payable on March 19, 2015 to shareholders of record on March 5, 2015.

2015 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially.  A more detailed version of the company’s 2014 financial results and initial 2015 outlook can be found in the “CFO Commentary on Fourth Quarter and Full Year 2014 Financial Results and 2015 Financial Outlook”, available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

All per-share amounts in the following outlook are based on outstanding shares that reflect the two-for-one stock split which took effect after the close of business on September 26, 2014.

The company currently expects high single-digit 2015 net sales growth (low double-digit growth on a constant-dollar basis) compared to 2014 net sales of $2.1 billion.

The company expects fiscal year 2015 gross margins to improve by approximately 20 basis points, and for selling, general and administrative expenses to increase at a rate comparable to anticipated sales growth.

Based on the above assumptions, the company expects low double-digit growth in operating income, resulting in 2015 operating margin of approximately 9.7 percent, and net income after non-controlling interest of approximately $150 million to $157 million, or approximately $2.10 to $2.20 per diluted share. We estimate that the strengthening of the U.S. Dollar will have an unfavorable impact of approximately $0.13 on full year 2015 earnings per share, comprising increased costs of inventory for our foreign subsidiaries and the resulting effect on gross margin, and to a lesser degree the translation of net income.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

CFO’s Commentary on Fourth Quarter/FY2014 Results and 2015 Outlook Available Online

At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s fourth quarter and fiscal year 2014 financial results and 2015 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, February 12, 2015 at 5:00 p.m. ET to review its fourth quarter financial results and initial 2015 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until approximately February 12, 2016.

First Quarter 2015 Reporting Schedule

Columbia Sportswear plans to report financial results for first quarter 2015 on Thursday, April 30, 2015 at approximately 4:00 p.m. ET.  Following issuance of the earnings release, a commentary reviewing the company’s first quarter financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.   A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

About Columbia Sportswear Company

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company’s brands are today sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, Sorel®, prAna®, Montrail® and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, www.montrail.com, and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and leverage, earnings per share, operating income, operating margins, foreign currency hedge rates and translation effects, macro-economic trends, tax rates, expectations regarding growth in the Columbia, Sorel and prAna brands, projected growth in North American, Europe-direct and global direct-to-consumer businesses, and net income.  Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.  Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: our ability to realize the forecasted benefits of the prAna acquisition; labor strikes or work delays at ports, causing disruption to our ability to timely import products; loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather; unfavorable economic conditions generally, the financial health of our customers, and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax policies and rates; risks inherent in doing business in foreign markets; our ability to attract and retain key employees; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; unforeseen increases and volatility in the cost of raw materials; our reliance on product innovations; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; unanticipated business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations.  New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2014	2013
Current Assets:
Cash and cash equivalents	$413,558	$437,489
Short-term investments	27,267	91,755
Accounts receivable, net	344,390	306,878
Inventories	384,650	329,228
Deferred income taxes	57,001	52,041
Prepaid expenses and other current assets	39,175	33,081
Total current assets	1,266,041	1,250,472

Property, plant and equipment, net	291,563	279,373
Intangibles and other non-current assets	234,605	75,743
Total assets	$1,792,209	$1,605,588

Current Liabilities:
Accounts payable	$214,275	$173,557
Accrued liabilities	144,288	120,397
Income taxes payable	14,388	7,251
Deferred income taxes	169	49
Total current liabilities	373,120	301,254

Note payable to related party	15,728	-
Other long-term liabilities	48,127	51,470

Equity:
Columbia Sportswear Company shareholders' equity	1,343,603	1,245,418
Non-controlling interest	11,631	7,446
Total equity	1,355,234	1,252,864

Total liabilities and equity	$1,792,209	$1,605,588

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$676,964	$533,110	$2,100,590	$1,684,996
Cost of sales	369,905	295,392	1,145,639	941,341
Gross profit	307,059	237,718	954,951	743,655
	45.4%	44.6%	45.5%	44.1%

Selling, general and administrative expenses	226,849	187,867	763,063	625,656
Net licensing income	1,890	2,313	6,956	13,795
Income from operations	82,100	52,164	198,844	131,794

Interest income, net	143	100	1,004	503
Interest expense on note payable to related party	(284)	-	(1,053)	-
Other non-operating expense	(435)	(185)	(274)	(871)
Income before income tax	81,524	52,079	198,521	131,426

Income tax expense	(24,535)	(15,798)	(56,662)	(37,823)
Net income	56,989	36,281	141,859	93,603
Net income (loss) attributable to non-controlling interest	1,386	(449)	4,686	(738)
Net income attributable to Columbia Sportswear Company	$55,603	$36,730	$137,173	$94,341

Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.80	$0.53	$1.97	$1.37
Diluted	0.79	0.53	1.94	1.36
Weighted average shares outstanding:
Basic	69,795	69,072	69,807	68,756
Diluted	70,592	69,864	70,681	69,434

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$141,859	$93,603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,017	40,871
Loss on disposal or impairment of property, plant and equipment	481	9,344
Deferred income taxes	(6,978)	8,818
Stock-based compensation	11,120	8,878
Excess tax benefit from employee stock plans	(4,927)	(1,532)
Changes in operating assets and liabilities:
Accounts receivable	(31,478)	27,442
Inventories	(62,086)	34,089
Prepaid expenses and other current assets	(4,869)	5,166
Other assets	4,291	(4,215)
Accounts payable and accrued liabilities	76,992	43,921
Income taxes payable	1,166	5,534
Other liabilities	6,195	2,356
Net cash provided by operating activities	185,783	274,275

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(188,467)	-
Net sales (purchases) of short-term investments	64,652	(46,754)
Capital expenditures	(60,283)	(69,443)
Proceeds from sale of property, plant, and equipment	71	111
Net cash used in investing activities	(184,027)	(116,086)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	52,356	69,136
Repayments on credit facilities	(52,205)	(69,292)
Proceeds from issuance of common stock under employee stock plans	22,277	19,537
Tax payments related to restricted stock unit issuances	(3,141)	(2,291)
Excess tax benefit from employee stock plans	4,927	1,532
Repurchases of common stock	(15,000)	-
Proceeds from related party note payable	16,072	-
Capital contribution from non-controlling interest	-	8,000
Cash dividends paid	(39,836)	(31,298)
Net cash used in financing activities	(14,550)	(4,676)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(11,137)	(6,805)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(23,931)	146,708

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437,489	290,781
CASH AND CASH EQUIVALENTS, END OF PERIOD	$413,558	$437,489

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$7,196	$5,195

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	% Change	2014	2013	% Change

Geographical Net Sales:
United States	$404.6	$307.9	31%	$1,198.4	$971.3	23%
Latin America & Asia Pacific	155.2	118.1	31%	491.6	354.4	39%
Europe, Middle East, & Africa	68.3	68.6	-	259.2	240.7	8%
Canada	48.9	38.5	27%	151.4	118.6	28%
Total	$677.0	$533.1	27%	$2,100.6	$1,685.0	25%

Brand Net Sales:
Columbia	$527.9	$427.8	23%	$1,750.3	$1,412.9	24%
Sorel	92.1	66.0	40%	166.2	128.7	29%
Mountain Hardwear	34.6	37.3	(7)%	119.8	132.5	(10)%
prAna	20.0	-	-	53.7	-	-
Other	2.4	2.0	20%	10.6	10.9	(3)%
Total	$677.0	$533.1	27%	$2,100.6	$1,685.0	25%

Categorical Net Sales:
Apparel, Accessories and Equipment	$510.1	$416.0	23%	$1,676.2	$1,374.6	22%
Footwear	166.9	117.1	43%	424.4	310.4	37%
Total	$677.0	$533.1	27%	$2,100.6	$1,685.0	25%

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